EXHIBIT 5





                                   May 9, 1996




Board of Directors
Comdial Corporation
1180 Seminole Trail
Charlottesville, Virginia 22901

Ladies and Gentlemen:

         You propose to file a registration statement on Form S-8 (the "Registration Statement") as soon as possible with the Securities and Exchange Commission relating to the Comdial Corporation 1992 Stock Incentive Plan (the "Plan"). The Registration Statement covers 750,000 shares of Comdial Corporation Common Stock, $0.01 par value, which have been added, with the approval of the stockholders of Comdial Corporation, to those reserved for issuance under the Plan.

         We are of the opinion that the additional 750,000 shares of Common Stock which are authorized for issuance under the Plan, when issued and sold in accordance with the terms and provisions of the Plan will be duly authorized, legally issued, fully paid and nonassessable.

         We consent to the filing of this opinion as Exhibit 5 to the Registration Statement.

                                   Sincerely,



                                   /s/ McGuire, Woods, Battle & Boothe, L.L.P.